Exhibit 99.1
August 2, 2010

Contacts:
JOHN H. PELUSI JR.	GREGORY R. CONLEY	MYRA F. MOREN
Chief Executive Officer	Chief Financial Officer	Director, Investor Relations
(412) 281-8714	(412) 281-8714	(713) 852-3500
jpelusi@hfflp.com	gconley@hfflp.com	mmoren@hfflp.com
HFF, Inc. reports second quarter 2010 financial and transaction production results
PITTSBURGH, PA — HFF, Inc. (NYSE: HF) reported today its financial and production volume results for the second quarter 2010. HFF, Inc. (the Company), through its Operating Partnerships, Holliday Fenoglio Fowler, L.P. (HFF LP) and HFF Securities L.P. (HFF Securities), is one of the leading providers of commercial real estate and capital markets services to the U.S. commercial real estate industry based on transaction volume and is one of the largest full-service commercial real estate financial intermediaries in the country.
Consolidated Earnings
Second Quarter Results
     The Company reported revenues of $34.1 million for the second quarter of 2010, an increase of $17.7 million, or 107.7% compared to the second quarter of 2009 revenues of $16.4 million. The Company had operating income of $5.2 million compared to an operating loss of $1.8 million for the second quarter of 2009, representing an increase of $7.0 million, or 384.3%, over the second quarter of 2009 comparable results. This improvement in operating income is primarily attributable to the increase in production volumes and related revenue in several of the Company’s capital markets services platforms, offset by an increase in costs of services, which is directly attributable to the higher capital markets services revenues, and an increase in operating, administrative and other costs.
     Interest and other income, net, totaled $4.0 million in the second quarter of 2010, an increase of $2.0 million, or 98.9%, compared to $2.0 million in the second quarter of 2009. This was a result of increased income recognized on the Company’s initial recording of mortgage servicing rights as well as other income earned primarily in connection with the Company’s Freddie Mac Program Plus® Seller Servicer business.

HFF reports second quarter 2010 financial results

     The Company recorded an income tax expense of $1.9 million in the second quarter of 2010, compared to an income tax benefit of $0.2 million in the second quarter of 2009. The income tax expense in the second quarter of 2010 is primarily due to the income before income taxes earned in the second quarter of 2010 compared to a loss in income before income taxes in the second quarter of 2009.
     The Company reported net income attributable to controlling interest of $2.7 million for the quarter ended June 30, 2010 (after an adjustment to the second quarter results of approximately $4.5 million to reflect the impact of the noncontrolling interest of HFF Holdings LLC (Holdings) in the Operating Partnerships), compared with a net loss attributable to controlling interest of $0.2 million for the same period last year (after adjustments to the results for the quarter ended June 30, 2009 of approximately $0.3 million to reflect the impact of the noncontrolling interest of Holdings in the Operating Partnerships). Net income for the quarter ended June 30, 2010 was $0.14 per diluted share compared to a net loss of $0.01 per diluted share for the second quarter of 2009.
     EBITDA (a non-GAAP measure whose reconciliation to net income (loss) can be found within this release) was $10.0 million for the quarter ended June 30, 2010, an increase of approximately $9.0 million, or 841.1%, as compared to EBITDA in the amount of $1.1 million in the second quarter of 2009.
Six Month Results
     The Company reported revenues of $53.5 million for the six months ended June 30, 2010, an increase of $23.9 million, or 80.5%, compared to revenues of $29.7 million during the same period in 2009. Operating income for the six months ended June 30, 2010 was $4.1 million compared to an operating loss of $7.9 million for the six months ended June 30, 2009, representing an increase of $12.1 million or 152.2%. This increase in operating income is attributable to the increase in production volumes and related capital markets services revenues from the prior year. Partially offsetting this increase in revenue of approximately $23.9 million is an increase in total operating expenses of approximately $11.8 million during the first six months of 2010 compared to the same period in 2009. This increase in operating expenses is a result of the increase in cost of services of approximately $10.1 million, which is primarily due to the increase in commissions and other incentive compensation directly related to the higher capital markets services

HFF reports second quarter 2010 financial results

revenues, and an increase in operating, administrative and other expenses (including depreciation and amortization) of $1.7 million, which is primarily related to an increase in other performance-based accruals.
     The Company reported net income attributable to controlling interest of $2.6 million (after an adjustment to the six months results of $5.2 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships) for the six month period ended June 30, 2010, compared with a net loss of $2.2 million (after adjustments to the results for the six month period ended June 30, 2009 of $2.6 million to reflect the impact of the noncontrolling ownership interest of Holdings in the Operating Partnerships) for the same period last year. Net income for the six month period ended June 30, 2010 was $2.6 million, or $0.14 per diluted share, as compared to a net loss of $0.14 per diluted share for the same period in 2009.
     EBITDA was $11.7 million for the six months ended June 30, 2010, an increase of $15.5 million, or 407.9%, compared to a negative EBITDA of $3.8 million in the same period in 2009.

HFF reports second quarter 2010 financial results

HFF, Inc.
Consolidated Operating Results (1)
(dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2010	2009	2010	2009
Revenue	$34,133	$16,433	$53,546	$29,661

Operating expenses:
Cost of services	18,908	10,195	30,958	20,884
Operating, administrative and other	9,159	7,162	16,610	14,968
Depreciation and amortization	911	889	1,834	1,745

Total expenses	28,978	18,246	49,402	37,597

Operating income (loss)	5,155	(1,813)	4,144	(7,936)

Interest and other income, net	3,957	1,989	5,696	2,402
Interest expense	(13)	(316)	(39)	(322)
(Increase) Decrease in payable under the tax receivable agreement	—	—	(8)	—

Income (loss) before income taxes	9,099	(140)	9,793	(5,856)

Income tax expense (benefit)	1,872	(231)	2,018	(1,041)

Net income (loss)	7,227	91	7,775	(4,815)

Net income (loss) attributable to noncontrolling interest	4,528	291	5,153	(2,572)

Net income (loss) attributable to controlling interest	$2,699	$(200)	$2,622	$(2,243)

Earnings per share — basic	$0.14	$(0.01)	$0.14	$(0.14)
Earnings per share — diluted	$0.14	$(0.01)	$0.14	$(0.14)

EBITDA	$10,023	$1,065	$11,666	$(3,789)

HFF reports second quarter 2010 financial results

Production Volume and Loan Servicing Summary
     The reported volume data presented below (provided for informational purposes only) is unaudited and is estimated based on the Company’s internal database.
Second Quarter Production Volume Results

	Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Three Months Ended June 30
By Platform	2010		2009
	Production Volume	# of Transactions	Production Volume	# of Transactions
Debt Placement	$2,211,048	82	$1,427,356	75
Investment Sales	2,746,780	44	128,130	10
Structured Finance	44,827	6	68,893	4
Loan Sales	337,878	8	23,762	2

Total Transaction Volume	$5,340,533	140	$1,648,141	91

Average Transaction Size	$38,147		$18,111

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,682,000		$1,958,000
Loan Servicing Portfolio Balance	$24,868,682	2,031	$24,604,391	2,060
     Beginning in 2008 and continuing into the second quarter of 2010, the U.S. commercial real estate sector has experienced a significant downturn in the number of transactions relative to prior periods due to adverse conditions in the global capital markets and economies, especially in the U.S. While the Company experienced a significant increase in transaction volumes during the second quarter of 2010 and the first six months of 2010 compared to the same periods in 2009, these adverse conditions negatively impacted the Company’s production volumes relative to its historic production volumes in periods prior to 2008, before these adverse conditions began to unfold.
     The Company reported production volumes for the second quarter of 2010 totaling approximately $5.3 billion on 140 transactions, representing an increase in production volumes of 224.0% and an increase of 53.8% in the number of transactions when compared to second quarter of 2009 production of

HFF reports second quarter 2010 financial results

approximately $1.6 billion on 91 transactions. The average transaction size for the second quarter of 2010 was $38.1 million, approximately 110.6% higher than the comparable figure of approximately $18.1 million for the second quarter of 2009. It should be noted that a portion of the 224.0% increase in production volume was achieved due to one large investment sales portfolio transaction, and the related debt placement for the buyer of the portfolio, which closed during the second quarter. If these two separate transactions related to this one portfolio were excluded, our production volume would have still increased by 96.5% and our average transaction size for the quarter would have been approximately $23.1 million, or approximately 27.7%, higher than the second quarter 2009 average transaction size.
•	Debt Placement production volume was approximately $2.2 billion in the second quarter of 2010, representing an increase of 54.9% from second quarter of 2009 volume of approximately $1.4 billion.
•	Investment Sales production volume was approximately $2.7 billion in the second quarter of 2010, representing an increase of 2,043.7% from second quarter of 2009 volume of approximately $128.1 million.
•	Structured Finance production volume was approximately $44.8 million in the second quarter of 2010, a decrease of 34.9% from the second quarter of 2009 volume of approximately $68.9 million.
•	Loan Sales production volume was approximately $337.9 million for the second quarter 2010, an increase of 1,321.9% over the second quarter 2009 volume of $23.8 million.
•	At the end of the second quarter of 2010, the amount of active private equity discretionary fund transactions on which HFF Securities has been engaged and may recognize additional future revenue was approximately $1.7 billion compared to approximately $2.0 billion at the end of the second quarter of 2009, representing a 14.1% decrease.
•	The principal balance of HFF’s Loan Servicing portfolio increased to approximately $24.9 billion at the end of the second quarter of 2010 from $24.6 billion at the end of the second quarter of 2009.
Six Month Production Volume Results

HFF reports second quarter 2010 financial results

	Unaudited Production Volume by Platform

	(dollars in thousands)
	For the Six Months Ended June 30,
By Platform	2010		2009
		# of		# of
	Production Volume	Transactions	Production Volume	Transactions
Debt Placement	$3,913,703	156	$2,112,347	111
Investment Sales	3,537,666	67	475,552	18
Structured Finance	77,737	15	91,671	8
Loan Sales	369,105	12	62,248	6

Total Transaction Volume	$7,898,211	250	$2,741,818	143

Average Transaction Size	$31,593		$19,174

	Fund/Loan Balance	# of Loans	Fund/Loan Balance	# of Loans
Private Equity Discretionary Funds	$1,682,000		$1,958,000
Loan Servicing Portfolio Balance	$24,868,682	2,031	$24,604,391	2,060
Production volumes for the six months ended June 30, 2010 totaled approximately $7.9 billion on 250 transactions, representing a 188.1% increase in production volume and a 74.8% increase in the number of transactions when compared to the production volumes of approximately $2.7 billion on 143 transactions for the comparable period in 2009. The average transaction size for the six months ended June 30, 2010 was $31.6 million, representing a 64.8% increase from the comparable figure of $19.2 million in the first six months of 2009. It should be noted that a portion of the 188.1% increase in production volume was achieved due to one large investment sales portfolio, and the related debt placement for the buyer of the portfolio, which closed during the first six months of 2010. If these two separate transactions related to this one portfolio were excluded, our production volume would have still increased by 111.4% and our average transaction size for the first six months would have been approximately $23.2 million, or approximately 20.9% higher than the first six months of 2009 average transaction size.
Business Comments
     HFF’s total employment was 400 as of June 30, 2010, which represents a net increase of 15, or a 3.9% increase, from the total employment of 385 as of June 30, 2009 and a net increase of 24 from the December 31, 2009 employment total of 376. The employment level increase from December 31, 2009 is partially due to the strategic addition of two new investment sales teams located in New Jersey and Orange County, California. The total number of producers as of June 30, 2010 was 168 compared to 163 at June 30, 2009.

HFF reports second quarter 2010 financial results

     “Due to the unprecedented and continuing liquidity and monetary easing by the global central banks during the past two years, especially by the U.S. Federal Reserve, we have seen continued improvements in certain sectors of the U.S. commercial real estate capital markets, especially in the public equity and debt markets. The improved conditions in the public markets have led to continuing improvements in certain sectors of the private debt and equity markets that serve the U.S. commercial real estate markets for select transactions, especially in the major markets, when compared to 2009. These improvements, coupled with an improved economic climate in the U.S. economy when compared to 2008 and 2009, continue to create a more conducive environment for certain types of commercial real estate transactions to occur with more frequency in select markets throughout the U.S. when compared to 2009,” said John H. Pelusi, Jr., HFF, Inc.’s chief executive officer.
     “That said, there are a number of possible headwinds that can potentially negatively impact the improving conditions in the economy, the capital markets and the commercial real estate markets, especially in the U.S. The recently-enacted financial reform legislation and the stubbornly high unemployment levels, and the resulting negative impact on property level fundamentals as evidenced by the continuing rise in delinquency levels in the commercial banking and CMBS markets, have the potential to dampen the continuation of the improving economic and capital market conditions we have witnessed over the past two quarters. Generally speaking, the U.S. commercial real estate property level fundamentals, while somewhat improved in certain property types and select markets, remain challenged. Given that property level fundamentals have historically lagged the U.S. economy, we expect to see them remain challenged throughout 2010, into 2011 and possibly beyond. The depth and duration of these property level and potential capital markets challenges, which could continue to adversely impact transaction volumes relative to historical norms, are directly related to how quickly the economy and the employment situation improve,” said Mr. Pelusi.
     “With 168 transaction professionals with an average tenure of 17 years in the commercial real estate industry, we believe we are strongly positioned to assist our clients in navigating these challenging market conditions and take advantage of all opportunities created by the resulting inefficient capital markets. As we have over the past 18 months, we are also prepared to continue to strategically invest capital to take

HFF reports second quarter 2010 financial results

advantage of all opportunities to grow our business platforms in existing and new markets, as well as to invest in our current and future associates to ensure we meet the needs of our clients. We remain grateful to our clients who continue to show their confidence in our ability to create and execute winning solutions for them, especially in these very inefficient and challenging market conditions. We would also like to thank our associates who continue to demonstrate their ability to continue to quickly adapt and innovate through sharing their collective knowledge from each transaction to provide superior value-added services to our clients,” added Mr. Pelusi.
Non-GAAP Financial Measures
     This earnings press release contains a non-GAAP measure, EBITDA, which as calculated by the Company is not necessarily comparable to similarly titled measures reported by other companies. Additionally, EBITDA is not a measurement of financial performance or liquidity under GAAP and should not be considered as an alternative to the Company’s other financial information determined under GAAP. For a description of the Company’s use of EBITDA and a reconciliation of EBITDA with net income (loss), see the section of this press release titled “EBITDA Reconciliation.”
Earnings Conference Call
     The Company’s management will hold a conference call to discuss second quarter 2010 financial results on Tuesday, August 3rd, at 8:30 a.m. Eastern Time. To listen, participants should dial 866-831-6267 in the U.S and 617-213-8857 for international callers approximately 10 minutes prior to the start of the call and enter participant code 77982833. A replay will become available after 11:30 a.m. Eastern Time on August 3rd and will continue through September 3, 2010, by dialing 888-286-8010 (U.S. callers) and 617-801-6888 (international callers) and entering participant code 81044564.
     The live broadcast of the Company’s quarterly conference call will be available online on its website at www.hfflp.com on Tuesday, August 3rd, beginning at 8:30 a.m. Eastern Time. The broadcast will be available on the Company’s website for one month. Related presentation materials will be posted to the “Investor Relations” section of the Company’s website prior to the call. The presentation materials will be available in Adobe Acrobat format.

HFF reports second quarter 2010 financial results

About HFF, Inc.
     Through its subsidiaries, Holliday Fenoglio Fowler, L.P. and HFF Securities L.P., the Company operates out of 17 offices nationwide and is one of the leading providers of commercial real estate and capital markets services, by transaction volume, to the U.S. commercial real estate industry. The Company offers clients a fully integrated national capital markets platform including debt placement, investment sales, structured finance, private equity, investment banking and advisory services, loan sales and commercial loan servicing.
Certain statements in this earnings press release are “forward-looking statements” within the meaning of the federal securities laws. Statements about our beliefs and expectations and statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend” and similar expressions constitute forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this earnings press release. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Any forward-looking statements speak only as of the date of this earnings press release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events. If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: (1) general economic conditions and commercial real estate market conditions, including the current conditions in the global markets and, in particular, the U.S. debt markets; (2) the Company’s ability to retain and attract transaction professionals; (3) the Company’s ability to retain its business philosophy and partnership culture; (4) competitive pressures; and (5) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K.
Additional information concerning factors that may influence HFF, Inc.’s financial information is discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in the Company’s most recent Annual Report on Form 10-K, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission. Such information and filings are available publicly and may be obtained from the Company’s web site at www.hfflp.com or upon request from the HFF, Inc. Investor Relations Department at investorrelations@hfflp.com.

HFF reports second quarter 2010 financial results

HFF, Inc.
Consolidated Balance Sheets (1)
(dollars in thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009
ASSETS
Cash, cash equivalents and restricted cash	$53,091	$41,074
Accounts receivable and prepaids	3,811	2,069
Mortgage notes receivable	36,260	38,800
Property, plant and equipment, net	3,813	4,171
Deferred tax asset, net (2)	170,909	124,079
Intangible assets, net	13,004	13,039
Other noncurrent assets	421	412

	$281,309	$223,644

LIABILITIES AND STOCKHOLDERS EQUITY
Warehouse line of credit	$36,260	$38,800
Accrued compensation, accounts payable, payable to affiliate and other current liabilities	13,398	8,751
Long-term debt (includes current portion)	318	275
Deferred rent credit and other liabilities	3,028	3,292
Payable under the tax receivable agreement (2)	148,192	105,521

Total liabilities	201,196	156,639
Class A Common Stock, par value $0.01 per share, 175,000,000 shares authorized, 34,792,162 and 17,183,232 shares outstanding, respectively	348	172
Class B Common Stock, par value $0.01 per share, 1 share authorized, 1 share issued and outstanding	—	—
Additional paid in capital (2)	62,029	28,498
Treasury stock	(296)	(173)
Retained earnings	14,626	12,004

Total stockholders’ equity	76,707	40,501
Noncontrolling interest (2)	3,406	26,504

Total equity	80,113	67,005

	$281,309	$223,644

Notes

(1)	The noncontrolling interest adjustment on the consolidated financial statements of HFF, Inc. relates to the ownership interest of Holdings in the Operating Partnerships as a result of the initial public offering. As the sole stockholder of Holliday GP (the sole general partner of the Operating Partnerships), the Company operates and controls all of the business and affairs of the Operating Partnerships. The Company consolidates the financial results of the Operating Partnerships, and the ownership interest of Holdings in the Operating Partnerships is reflected as a noncontrolling interest in HFF, Inc.’s consolidated financial statements. The noncontrolling interest presented in the Company’s Consolidated Operating Results is calculated based on the income from the Operating Partnerships.

HFF reports second quarter 2010 financial results

(2)	During the six months ending June 30, 2010, Holdings exercised its exchange right under the Company’s amended and restated certificate of incorporation and exchanged 17,574,374 units in each of the Operating Partnerships for 17,574,374 shares of HFF, Inc.’s Class A common stock. As in the past, the Company intends to make an election under Section 754 of the Internal Revenue Code which allows for the step-up in basis of the Operating Partnerships assets to fair market value at the time of the exchanges. As a result of this increase in tax basis, the Company is entitled to additional future tax benefits of approximately $50.2 million and has recorded this amount as a deferred tax asset on its consolidated balance sheet. The Company is obligated, however, pursuant to its tax receivable agreement with Holdings, to pay to Holdings 85% of the amount of cash savings, if any, in U.S. federal, state and local taxes that the Company actually realizes as a result of the increases in tax basis and as a result of certain other tax benefits arising from the Company entering into the tax receivable agreement and making payments under that agreement. Therefore, the Company increased its payable under the tax receivable agreement by approximately $42.7 million. Additionally, due to the exchange transactions that occurred during the six month period ended June 30, 2010, the Company acquired an additional 47.8% in the Operating Partnerships and therefore the Company increased its Class A common stock at par value by $0.2 million and increased its additional paid in capital by $27.0 million while decreasing the noncontrolling interest by $27.2 million to reflect the ownership change.
EBITDA Reconciliation
     The Company defines EBITDA as net income (loss) attributable to controlling interest before interest expense, income taxes, depreciation and amortization and income reported to the noncontrolling interest. The Company uses EBITDA in its business operations to, among other things, evaluate the performance of its business, develop budgets and measure its performance against those budgets. The Company also believes that analysts and investors use EBITDA as a supplemental measure to evaluate its overall operating performance. However, EBITDA has material limitations as an analytical tool and should not be considered in isolation, or as a substitute for analysis of the Company’s results as reported under GAAP. The Company finds EBITDA as a useful tool to assist in evaluating performance because it eliminates items related to capital structure and taxes. Note that the Company classifies the interest expense

HFF reports second quarter 2010 financial results

on its warehouse lines of credit as an operating expense and, accordingly, it is not eliminated from net income in determining EBITDA. In addition, note that the Company includes in net income the income upon the initial recognition of mortgage servicing rights and, accordingly, it is included in net income in determining EBITDA. The items that the Company has eliminated from net income in determining EBITDA are interest expense, income taxes, depreciation of fixed assets and amortization of intangible assets and noncontrolling interest. Some of these eliminated items are significant to the Company’s business. For example, (i) interest expense is a necessary element of the Company’s costs and ability to generate revenue because it incurs interest expense related to any outstanding indebtedness, (ii) payment of income taxes is a necessary element of the Company’s costs and (iii) depreciation and amortization are necessary elements of the Company’s costs. Any measure that eliminates components of the Company’s capital structure and costs associated with carrying significant amounts of fixed assets on its balance sheet has material limitations as a performance measure. In light of the foregoing limitations, the Company does not rely solely on EBITDA as a performance measure and also considers its GAAP results. EBITDA is not a measurement of the Company’s financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Because EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.
     Set forth below is an unaudited reconciliation of consolidated net income (loss) to EBITDA for the Company for the three and six months ended June 30, 2010 and 2009:

HFF reports second quarter 2010 financial results

EBITDA for the Company is calculated as follows:
(dollars in thousands)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net income (loss) attributable to controlling interest	$2,699	$(200)	$2,622	$(2,243)
Add:
Interest expense	13	316	39	322
Income tax expense (benefit)	1,872	(231)	2,018	(1,041)
Depreciation and amortization	911	889	1,834	1,745
Noncontrolling interest	4,528	291	5,153	(2,572)

EBITDA	$10,023	$1,065	$11,666	$(3,789)

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